                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934



Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Under Rule 14a-12

                         WEATHERFORD INTERNATIONAL LTD.
                (Name of Registrant as Specified in its Charter)

                                       N/A
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1.  Title of each class of securities to which transaction applies:  N/A

     2.  Aggregate number of securities to which transaction applies:  N/A

     3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: N/A

     4.  Proposed maximum aggregate value of transaction:  N/A

     5.  Total fee paid:  N/A

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1.  Amount Previously Paid:  N/A

     2.  Form, Schedule or Registration Statement No.:  N/A

     3.  Filing Party:  N/A

     4.  Date Filed:  N/A

(WEATHERFORD LOGO)

                                 April 2, 2003

Dear Weatherford Shareholder:

     You are cordially invited to join us at the 2003 Annual General Meeting of Shareholders of Weatherford International Ltd. to be held at 9:00 a.m. on Thursday, May 8th, in Houston, Texas. The Annual General Meeting will be held at The St. Regis Hotel located at 1919 Briar Oaks Lane.

     This year you will be asked to vote in favor of two proposals. The first proposal is for the election of eight directors. The second proposal is for the appointment of Ernst & Young LLP as our independent auditors and the authorization of the Audit Committee of the Board of Directors to set Ernst & Young's remuneration. The proposals are more fully explained in the attached proxy statement, which we encourage you to read.

     Your vote is important. Whether or not you plan to attend the Annual General Meeting, we strongly encourage you to provide your proxy by telephone, the Internet or on the enclosed proxy card at your earliest convenience.

     Thank you for your cooperation.

                                           Sincerely,

                                           /s/ Bernard J. Duroc-Danner

                                           Bernard J. Duroc-Danner
                                           Chairman of the Board, President and
                                           Chief Executive Officer

(WEATHERFORD LOGO)

                         WEATHERFORD INTERNATIONAL LTD.

                NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

DATE:           Thursday, May 8, 2003
TIME:           9:00 a.m. (Houston time)
PLACE:          The St. Regis Hotel
                1919 Briar Oaks Lane
                Houston, Texas 77027

MATTERS TO BE VOTED ON:

     1. Election of eight directors to hold office for a one-year term;

     2. Appointment of Ernst & Young LLP as our independent auditors for the year ending December 31, 2003, and authorization of the Audit Committee of the Board of Directors to set Ernst & Young's remuneration; and

     3. Any other matters that may properly come before the meeting.

     YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE ELECTION OF THE EIGHT NOMINEES FOR DIRECTOR AND IN FAVOR OF THE APPOINTMENT OF ERNST & YOUNG LLP AND THE AUTHORIZATION OF THE AUDIT COMMITTEE TO SET ERNST & YOUNG'S REMUNERATION.

     At the Annual General Meeting, the audited consolidated financial statements of the Company for the year ended December 31, 2002 and accompanying auditors' report will be presented.

     Your Board of Directors has set April 1, 2003, as the record date for the Annual General Meeting. Only those shareholders who are holders of record of our common shares at the close of business on April 1, 2003, will be entitled to vote at the Annual General Meeting.

     You are cordially invited to join us at the Annual General Meeting. However, to ensure your representation at the Annual General Meeting, we request that you provide your proxy by telephone, the Internet or by signing and returning your proxy card in the enclosed postage-paid envelope at your earliest convenience, whether or not you plan to attend. If you are present at the Annual General Meeting, you may revoke your proxy and vote in person.

                                           By Order of the Board of Directors

                                           /s/ BURT M. MARTIN

                                           Burt M. Martin
                                           Secretary

Houston, Texas
April 2, 2003

                         WEATHERFORD INTERNATIONAL LTD.

                                PROXY STATEMENT

ANNUAL MEETING:     Date:  Thursday, May 8, 2003
                    Time:  9:00 a.m. (Houston time)
                    Place:  The St. Regis Hotel
                            1919 Briar Oaks Lane
                            Houston, Texas 77027

GENERAL INFORMATION:In this proxy statement, "Weatherford", the "Company", "we",
                    "us" and "our" refer to Weatherford International Ltd. or, prior to June 26, 2002, to Weatherford International, Inc., which, as of that date, became an indirect, wholly owned subsidiary of Weatherford International Ltd.

                    Our principal executive offices are located at 515 Post Oak Boulevard, Suite 600, Houston, Texas 77027. Our telephone number is (713) 693-4000.

AGENDA:             Two proposals:

                    - Proposal 1 -- The election of eight nominees as directors of the Company; and

                    - Proposal 2 -- The appointment of Ernst & Young LLP as the
                      Company's independent auditors for the year ending December 31, 2003 and the authorization of the Audit Committee of the Board of Directors to set Ernst & Young's remuneration.

                    At the Annual General Meeting, we will present Weatherford's audited consolidated financial statements for the year ended December 31, 2002. Copies of the financial statements are contained in our 2002 Annual Report which is being mailed to shareholders together with this Proxy Statement.

WHO CAN VOTE:       All holders of record of our common shares at the close of business on April 1, 2003, are entitled to vote. Holders of the common shares are entitled to one vote per share at the Annual General Meeting.

PROXIES SOLICITED BY:
                    Your vote and proxy are being solicited by our Board of Directors for use at the Annual General Meeting. This Proxy Statement and enclosed proxy card are being sent on behalf of our Board of Directors to all shareholders beginning on or about April 7, 2003. By completing, signing and returning your proxy card, you will authorize the persons named on the proxy card to vote your shares according to your instructions. You may also authorize the persons named on the proxy card to vote your shares via the Internet at the Internet address of www.voteproxy.com, or telephonically by calling 1-800-PROXIES. Please have your proxy card available if you decide to appoint a proxy by the Internet or by telephone because the proxy card contains more detailed instructions. Proxies submitted by Internet or telephone must be received by 5:00 p.m. New York time (or 4:00 p.m. Houston time) on May 6, 2003. If you give your proxy by the Internet or telephone, please do not mail your proxy card.

                    Shareholders who hold their shares through a broker or other nominee (in "street name") must vote their shares in the manner prescribed by their broker or other nominee.

PROXIES: If you properly give a proxy but do not indicate how you wish to vote your shares, the persons named on the proxy card will vote FOR election of all the nominees for director (Proposal 1), FOR Proposal 2 and, with respect to any other matter that may properly come before the Annual General Meeting, in the proxy holder's discretion.

REVOKING YOUR PROXY:You can revoke your proxy by:

                    - writing to the Secretary at 515 Post Oak Blvd., Suite 600,
                      Houston, Texas 77027 before the Annual General Meeting;

                    - submitting a later-dated proxy via mail, the Internet or telephone; or

                    - casting your vote in person at the Annual General Meeting.

                    You may not revoke a proxy simply by attending the Annual General Meeting. To revoke a proxy, you must take one of the actions described above.

QUORUM: As of April 1, 2003 there were 131,066,589 common shares issued and entitled to vote. The presence of two or more persons in person at the start of the meeting and representing in person or by proxy of in excess of 50% of the total issued voting shares throughout the meeting will form a quorum. If you have properly given a proxy by mail, Internet or telephone, your shares will count toward the quorum, and the persons named on the proxy card will vote your shares as you have instructed. Pursuant to Bermuda law,
                    (i) common shares represented at the Annual General Meeting whose votes are withheld on any matter, (ii) common shares that are represented by "broker non-votes" (i.e., common shares held by brokers that are represented at the Annual General Meeting but with respect to which the broker is not empowered to vote on a particular proposal) and (iii) common shares that abstain from voting on any matter are not included in the determination of the common shares voting on a matter but are counted for quorum purposes.

MULTIPLE PROXY CARDS:
                    If you receive multiple proxy cards, this indicates that your shares are held in more than one account, such as two brokerage accounts, and are registered in different names. You should complete and return each of the proxy cards to ensure that all of your shares are voted.

COST OF PROXY
  SOLICITATION:     Some of our directors, officers and employees may also
                    solicit proxies personally, without any additional compensation, by telephone or mail. Proxy materials also will be furnished without cost to brokers and other nominees to forward to the beneficial owners of shares held in their names.

QUESTIONS:          You may call our Investor Relations department at (713)
                    693-4000 or email us at investor.relations@weatherford.com if you have any questions.

                     PLEASE VOTE -- YOUR VOTE IS IMPORTANT

                               BOARD OF DIRECTORS

                    PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

     Eight directors are to be elected at the Annual General Meeting. Each director elected will hold office until the 2004 Annual General Meeting. All of the nominees for director are now serving as directors. The nominees for election as director are:

NAME                                                AGE   DIRECTOR SINCE
----                                                ---   --------------
Bernard J. Duroc-Danner...........................  49         1988
Philip Burguieres.................................  59         1998
David J. Butters..................................  62         1984
Sheldon B. Lubar..................................  73         1995
William E. Macaulay...............................  57         1998
Robert B. Millard.................................  52         1989
Robert K. Moses, Jr. .............................  62         1998
Robert A. Rayne...................................  54         1987

     The persons named on the proxy card will vote for all of the nominees for director listed unless you withhold authority to vote for one or more of the nominees. The nominees receiving a majority of votes cast at the Annual General Meeting will be elected as directors. Abstentions, broker non-votes and withheld votes will not be treated as a vote for or against any particular nominee.

     All of our nominees have consented to serve as directors. Our Board of Directors has no reason to believe that any of the nominees will be unable to act as a director. However, if any director is unable to stand for re-election, the Board will designate a substitute. If a substitute nominee is named, the persons named on the proxy card will vote for the election of the substitute nominee.

DIRECTOR BIOGRAPHIES

     BERNARD J. DUROC-DANNER joined the Company in May 1987 to initiate the start-up of EVI, Inc.'s oilfield service and equipment business. He was elected EVI's President in January 1990 and Chief Executive Officer in May 1990. In connection with the merger of EVI, Inc. with Weatherford Enterra, Inc. ("Weatherford Enterra") on May 27, 1998, Mr. Duroc-Danner was elected as our Chairman of the Board, President and Chief Executive Officer. Mr. Duroc-Danner holds a Ph.D. in economics from Wharton (University of Pennsylvania). In prior years, Mr. Duroc-Danner held positions at Arthur D. Little and Mobil Oil Inc. Mr. Duroc-Danner is a director of Parker Drilling Company (an oil and gas drilling company), Cal Dive International, Inc. (a company engaged in subsea services in the Gulf of Mexico), Universal Compression Holdings, Inc. (a natural gas compression service company), Dresser, Inc. (a provider of highly engineered equipment and services primarily for the energy industry) and Peabody Energy Corporation (a coal production, transportation and trading company). Mr. Duroc-Danner is also Chairman of the Board of Directors of Grant Prideco, Inc. (a provider of drill pipe and other drill stem products). Grant Prideco was our wholly owned subsidiary until April 14, 2000, when we distributed all of the outstanding shares of Grant Prideco to our shareholders.

     PHILIP BURGUIERES has been Vice Chairman and part owner of The Houston Texans, a National Football League team, since 2000. He also has been Chief Executive Officer of EMC Holdings, LLC, a private energy investment firm, since 2000. He was elected to the Board in May 1998 and has been employed as our Chairman Emeritus since that time. Mr. Burguieres served as a director of Weatherford Enterra from April 1991 until May 1998, and as Chairman of the Board of Weatherford Enterra from December 1992 until May 1998. From April 1991 to October 1996, he also served as President and Chief Executive Officer of Weatherford Enterra. Mr. Burguieres serves as a director of McDermott International, Inc. (a company engaged in the fabrication of oilfield equipment), JP Morgan Chase Bank (formerly Chase Bank of Texas,

N.A., a national banking organization) and Newfield Exploration Company (an independent oil and gas producer).

     DAVID J. BUTTERS is a Managing Director of Lehman Brothers Inc., an investment banking company, where he has been employed for more than the past five years. Mr. Butters is currently Chairman of the Board of Directors of GulfMark Offshore, Inc. (a provider of marine support and transportation services to companies involved in the exploration and production of oil and natural gas), a director of ACOL Tankers Ltd. (an oil tanker company) and a director of Grant Prideco.

     SHELDON B. LUBAR has been the Chairman of Lubar & Co., a private investment and management company, for more than the past five years. Until February 1999, Mr. Lubar served as Chairman and Chief Executive Officer of Christiana Companies, Inc., a diversified holding company that held our common shares and owned a company that was engaged in refrigerated and dry warehousing, transportation and logistic services. We acquired Christiana in February 1999. In our acquisition of Christiana, we acquired a one-third interest in Total Logistic Control, LLC. We sold our one-third interest to C2, Inc. in September 2000. Mr. Lubar is a director of C2, Inc., MGIC Investment Corporation (a mortgage insurance company), Crosstex Energy Services, L.P. (a gas gathering and processing company) and Grant Prideco.

     WILLIAM E. MACAULAY is the Chairman and Chief Executive Officer of First Reserve Corporation, a Connecticut-based private equity investment firm, and has been the Chief Executive Officer of the firm since 1983. Mr. Macaulay served as a director of Weatherford Enterra from October 1995 to May 1998. He is Chairman of the Board of Dresser, Inc. (a provider of highly engineered equipment and services primarily for the energy industry), and a director of National Oilwell, Inc. (a leading international provider of drilling systems and associated services to the oil and gas exploration and production industry), Pride International, Inc. (a contract drilling and related services company) and Maverick Tube Corporation (a producer of tubular steel products for the energy industry).

     ROBERT B. MILLARD is a Managing Director of Lehman Brothers Inc., where he has been employed for more than the past five years. Mr. Millard is also a director of GulfMark Offshore, Inc. and L-3 Communications Corporation (a manufacturer of electronic communications equipment principally for the defense industry).

     ROBERT K. MOSES, JR. has been a private investor, principally in the oil and gas exploration and oilfield services business in Houston, Texas, for more than the past five years. He served as Chairman of the Board of Directors of Weatherford Enterra from May 1989 to December 1992 and as a director of Weatherford Enterra from December 1992 to May 1998. Mr. Moses is also a director of Grant Prideco.

     ROBERT A. RAYNE is Chief Executive Director of London Merchant Securities plc (property investment and development with major investments in leisure enterprises), a United Kingdom-listed public limited company, and has been a Director of that company for more than the past five years. Mr. Rayne is also a director of Grant Prideco.

                      COMMITTEES AND MEETINGS OF THE BOARD

COMMITTEES

     The Board of Directors has created the following committees:

     - Audit

     - Compensation

     - Corporate Governance and Nominating

     The Corporate Governance and Nominating Committee was formed in February 2003. The Board of Directors did not have a standing Nominating Committee in 2002. Based upon the recommendation of the Corporate Governance and Nominating Committee, the Board of Directors dissolved the Executive Committee in February 2003. It was determined that an Executive Committee was not needed at this time because any material decisions could be acted upon by the full Board of Directors.

     The New York Stock Exchange has submitted to the Securities and Exchange Commission revised standards and changes in the corporate governance practices of NYSE-listed companies, including, among other things, new requirements regarding the independence of the Board and qualifications of Audit Committee members. We will evaluate our Board and committees when the new rules become final and intend to fully and timely comply with them.

NUMBER OF MEETINGS

     During 2002, the Board of Directors met five times, the Compensation Committee met once and the Audit Committee met eleven times. The Executive Committee did not meet. All of the directors attended at least 75% of all Board of Directors and respective committee meetings.

AUDIT COMMITTEE

     Messrs. Butters (Chair), Lubar and Rayne are the current members of the Audit Committee. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is attached to this proxy statement as Appendix
A. The primary functions of the Audit Committee are:

     - recommending to the shareholders the selection and discharge of our independent auditors;

     - reviewing the professional services performed by the auditors, the plan and results of their auditing engagement;

     - reviewing the amount of fees charged for audit services by the auditors; and

     - evaluating our system of internal accounting controls.

     All members of the Audit Committee are currently independent as defined by the existing rules of the New York Stock Exchange. Prior to February 8, 2002, the Board determined to appoint Mr. Lubar to the Audit Committee pursuant to the independence override procedures set forth in the New York Stock Exchange rules because of his knowledge of the Company and his financial background and experience and because the Board did not believe he had any relationship with us that would interfere with exercise of his independent judgment while serving on the Audit Committee.

COMPENSATION COMMITTEE

     Messrs. Lubar, Moses (Chair) and Rayne are the current members of the Compensation Committee. The primary functions of the Compensation Committee are:

     - recommending to the Board the compensation to be paid to the directors and our chief executive officer;

     - subject to review and approval of certain matters by the full Board of Directors, administering the compensation plans for the executive officers; and

     - subject to the approval of the full Board of Directors, administering our stock option plans.

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

     Messrs. Butters (Chair), Lubar and Macaulay are the current members of the Corporate Governance and Nominating Committee. The Board of Directors has adopted a written charter for the Corporate Governance and Nominating Committee, a copy of which is attached to this proxy statement as Appendix B. The primary functions of the Corporate Governance and Nominating Committee are:

     - identifying individuals qualified to become Board members;

     - recommending to the Board the director nominees for the next Annual General Meeting of Shareholders;

     - developing and recommending to the Board the Corporate Governance Guidelines for the Company;

     - overseeing the Board in its annual review of the Board's and management's performance; and

     - recommending to the Board director nominees for each committee.

     In order for the Corporate Governance and Nominating Committee to consider any director nominees recommended by shareholders, shareholders must follow the guidelines described under "Proposals by Shareholders" in this Proxy Statement.

                               BOARD COMPENSATION

DIRECTORS' FEES

     The directors who are not employees of the Company are paid the following fees:

     - $1,000 for each Board and Committee meeting attended;

     - $1,500 for the Committee Chairman for each Committee meeting attended;
       and

     - $7,000 for each quarter of the year in which the person serves as a director.

DEFERRAL PLAN FOR OUTSIDE DIRECTORS

     Under our Non-Employee Director Deferred Compensation Plan, each non-employee director may elect to defer up to 7.5% of any fees paid by us. The deferred fees are converted on a monthly basis into non-monetary units representing common shares that could have been purchased with the deferred fees based on the average of the high and low price of the common shares on the last day of the month in which the fees were deferred. If a non-employee director elects to defer at least 5% of his fees, we will make an additional contribution to the director's account equal to the sum of (1) 7.5% of the director's fees plus (2) the amount of fees deferred by the director. Our directors may generally determine when distributions will be made from the plan. The amount of the distribution will be a number of common shares equal to the number of units in the director's account at the time of the distribution. During 2002, we contributed $7,200, $6,450, $4,950, $4,950, $5,325 and $6,450 to the accounts of
Messrs. Butters, Lubar, Macaulay, Millard, Moses and Rayne, respectively, which represented 172, 155, 119, 119, 128 and 155 units allocated to their respective accounts.

BURGUIERES EMPLOYMENT AGREEMENT

     In June 1998, we entered into an employment agreement with Mr. Burguieres, which has a term of fifteen years and provides for an annual salary of $120,000. Under the terms of his employment agreement, Mr. Burguieres is employed as Chairman Emeritus of the Board of Directors. However, the Board of Directors is not required by his employment agreement to nominate Mr. Burguieres for re-election as a director. If we terminate Mr. Burguieres' employment for any reason other than for "cause" or if Mr. Burguieres' employment is terminated as a result of his death or disability, Mr. Burguieres or his estate will be entitled to receive annual salary payments through the term of the agreement and Mr. Burguieres and his eligible dependents will continue to receive health and medical benefits. If we terminate his employment for "cause", Mr. Burguieres will not be entitled to any further salary payments or health and medical benefits. Under Mr. Burguieres' employment agreement, "cause" is generally defined as (i) an act of dishonesty which constitutes a felony or results in personal gain or enrichment at our expense, (ii) willful and continued failure to substantially perform his duties after written demand is made by the Board or
(iii) Mr. Burguieres' ownership, management or employment by any business which competes, in our reasonable judgment, with any business conducted by us.

     Mr. Burguieres also participates in our Executive Deferred Compensation Stock Ownership Plan, described in footnote 2 to the Summary Compensation Table that appears under "Executive Compensation" in this Proxy Statement. During 2002, we contributed $18,000 to the account of Mr. Burguieres, which represented 427 units allocated to his account.

STOCK OPTIONS AND WARRANTS

     On September 8, 1998, July 5, 2000 and September 26, 2001, we granted to each of the non-employee directors and Mr. Burguieres an option or warrant to purchase 93,632; 60,000; and 60,000 common shares, respectively, at a purchase price per share equal to $11.615, $36.75 and $23.77, respectively, which was the fair market value of our common shares as of the day we granted the options or warrants. The options and warrants were issued under agreements between us and the non-employee directors and Mr. Burguieres. Each option or warrant is exercisable for a period of ten years from the date that it becomes fully exercisable. The options and warrants granted on September 8, 1998 and July 5, 2000 become fully exercisable three years from the date of grant, and the options and warrant granted on September 26, 2001 become fully exercisable four years from the date of grant, in each case subject to earlier vesting in the event of the death, disability or retirement of the optionee or warrant holder or a change of control of Weatherford.

                             AUDIT COMMITTEE REPORT

                                                                   April 2, 2003

To the Board of Directors of Weatherford International Ltd.:

     We have reviewed and discussed with management the Company's audited financial statements as of and for the year ended December 31, 2002.

     We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

     We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors' independence.

     Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002.

     We also have considered whether the services provided by the independent auditors for non-audit services are compatible with maintaining the auditors' independence.

                                            David J. Butters, Chairman
                                            Sheldon B. Lubar
                                            Robert A. Rayne

                              INDEPENDENT AUDITORS

     PROPOSAL 2 -- APPOINTMENT OF INDEPENDENT AUDITORS AND AUTHORIZATION OF
             THE AUDIT COMMITTEE TO SET THE AUDITORS' REMUNERATION

     In accordance with Bermuda law and the Company's Bye-laws, our shareholders have the authority to appoint our independent auditors and to authorize the Audit Committee to set the remuneration of the independent auditors. At the Annual General Meeting, our shareholders will be asked to appoint Ernst & Young LLP as Weatherford's independent auditors for the year ending December 31, 2003, and to authorize the Audit Committee of our Board of Directors to set Ernst & Young's remuneration. The affirmative vote of a majority of the votes cast at the Annual General Meeting is required to approve the proposal to appoint Ernst & Young as the Company's independent auditors and to authorize the Audit Committee to set Ernst & Young's remuneration.

     Ernst & Young served as our auditors for the fiscal years ended December 31, 2001 and 2002. Ernst & Young replaced Arthur Andersen LLP who had served as our auditors from 1972 to 2000.

     On August 13, 2001, we dismissed Arthur Andersen as our independent auditors and engaged Ernst & Young as our new independent auditors. The decision to change our auditors was recommended by the Company's Audit Committee.

     Arthur Andersen's report on the Company's consolidated financial statements for the two years ended December 31, 2000 did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principles.

     During the two years ended December 31, 2000, and the subsequent interim period preceding the decision to change independent auditors, there were no disagreements with Arthur Andersen on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Arthur Andersen, would have caused the former accountant to make a reference to the subject matter of the disagreements in connection with its reports covering such periods.

     During the two years ended December 31, 2000, and the subsequent interim period preceding the decision to change independent public accountants, there were no "reportable events" requiring disclosure pursuant to Item
304(a)(1)(v)(A)-(D) of Item 304 of Regulation S-K.

     During the two years ended December 31, 2000, and the subsequent interim period preceding the decision to change independent auditors, neither the Company nor anyone on its behalf consulted Ernst & Young regarding either the application of accounting principles to a specified transaction, completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, nor has Ernst & Young provided to the Company a written report or oral advice regarding such principles or audit opinion.

     In addition to audit services, Ernst & Young also provided certain non-audit services to the Company in 2002. The Audit Committee has considered whether the provision of these additional services is compatible with maintaining the independence of Ernst & Young.

     The following table presents fees for professional audit services rendered by Ernst & Young for the audit of the Company's annual financial statements for the years ended December 31, 2002 and 2001, and fees billed for other services rendered by Ernst & Young during those periods.

                                                                 2001         2002
                                                              ----------   ----------
Audit fees(1)...............................................  $1,107,000   $1,678,000
Audit-related fees(2).......................................      66,000       73,000
Tax fees(3).................................................      90,000      178,000
All other fees(4)...........................................     180,000      170,000
                                                              ----------   ----------
TOTAL.......................................................  $1,443,000   $2,099,000
                                                              ==========   ==========

---------------

(1) Audit fees consist of professional services rendered for the audit of the Company's annual financial statements and the reviews of the quarterly financial statements. This category also includes fees for issuance of comfort letters, consents, assistance with and review of documents filed with the SEC, statutory audit fees, work done by tax professionals in connection with the audit and quarterly reviews, and accounting consultations and research work necessary to comply with generally accepted auditing standards.

(2) Audit-related fees include consultations concerning financial accounting and reporting matters not required by statute or regulation.

(3) Tax fees consist principally of non-U.S. tax compliance and planning.

(4) Other services performed include certain advisory services and do not include any fees for financial information systems design and implementation.

     Consistent with Securities and Exchange Commission policies regarding auditor independence, the Audit Committee has responsibility for recommending to the shareholders the appointment of the Company's independent auditors, setting remuneration and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy effective September 5, 2002 to pre-approve all audit and permissible non-audit services provided by the independent auditor.

     Prior to engagement, the Audit Committee pre-approves the audit fees. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval by the full Audit Committee, one or more of its members, or, if the engagement is for a de minimus fee, by the Chief Financial Officer before engaging the independent auditor.

     The Audit Committee has delegated pre-approval authority to one or more of its members. The member to whom such authority is delegated must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

     For engagements concerning a de minimus fee, the Audit Committee has delegated pre-approval authority to the Company's Chief Financial Officer. The Chief Financial Officer must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

     Representatives of Ernst & Young will be present at the Annual General Meeting to respond to any appropriate shareholder questions and will be given an opportunity to make a statement if they so desire.

                                SHARE OWNERSHIP

                SHARES OWNED BY DIRECTORS AND EXECUTIVE OFFICERS

     This table shows the number and percentage of common shares beneficially owned as of April 1, 2003 by each of our directors, each of the executive officers named in the Summary Compensation Table that appears under "Executive Compensation" in this Proxy Statement and all of our directors and executive officers as a group. Each person has sole voting and investment power for the shares shown below, unless otherwise noted.

                                                               AMOUNT AND NATURE OF SHARES
                                                          BENEFICIALLY OWNED AS OF APRIL 1, 2003
                                                      ----------------------------------------------
                                                       NUMBER OF      RIGHT TO        PERCENT OF
NAME                                                  SHARES OWNED   ACQUIRE(1)   OUTSTANDING SHARES
----                                                  ------------   ----------   ------------------
Bernard J. Duroc-Danner(2)..........................      48,364       637,827             *
Philip Burguieres(3)................................     117,865        93,632             *
David J. Butters(4).................................      34,247       103,632             *
Sheldon B. Lubar(5).................................   1,480,377       123,632           1.2
William E. Macaulay(6)..............................      17,933       103,632             *
Robert B. Millard(7)................................     108,960       103,632             *
Robert K. Moses, Jr. ...............................     260,000       103,632             *
Robert A. Rayne(8)..................................         279        93,632             *
E. Lee Colley, III(9)...............................         645       156,054             *
Donald R. Galletly(10)..............................       5,000       156,054             *
Jon R. Nicholson(11)................................      15,125       161,754             *
Gary L. Warren(12)..................................       5,838       159,379             *
All officers and directors as a group (17
  persons)..........................................   2,095,695     2,199,805           3.3

---------------

  *  Less than 1%.

 (1) Common shares that can be acquired through stock options exercisable through June 9, 2003.

 (2) Includes 3,158 shares held under our 401(k) Savings Plan.

 (3) Includes (i) 421 shares held under our 401(k) Savings Plan, as to which Mr. Burguieres has sole voting and no dispositive power, (ii) 950 shares held by his wife, over which Mr. Burguieres has no voting or dispositive power, and (iii) 475 shares held by his adult son supported by him, over which Mr. Burguieres has sole voting and dispositive power. Mr. Burguieres disclaims beneficial ownership of the shares held by his wife and son.

 (4) Includes 13,772 shares held by Mr. Butters' wife, over which he has no voting or dispositive power and as to which he disclaims beneficial ownership.

 (5) Includes 1,474,571 shares held by a limited partnership, the sole general partner of which is a limited liability company of which Mr. Lubar is a manager, and the limited partners of which include trusts of which Mr. Lubar is trustee. Mr. Lubar disclaims beneficial ownership of the shares held by the limited partnership except to the extent of his pecuniary interest in those shares.

 (6) Includes 6,618 shares held by Mr. Macaulay's wife and 3,876 shares held in the name of or in trust for Mr. Macaulay's adult daughters, over which he has no voting or dispositive power and as to which he disclaims beneficial ownership.

 (7) Includes 26,772 shares held by a charitable foundation controlled by Mr. Millard and his wife.

 (8) Excludes 420,500 shares beneficially owned by London Merchant Securities plc, of which Mr. Rayne serves as Chief Executive Director. Mr. Rayne disclaims beneficial ownership of all of these shares.

 (9) Shares are held under our 401(k) Savings Plan.

(10) Includes 1,000 shares held by Mr. Galletly's wife and 1,000 shares held jointly with his wife, over which he has shared voting and dispositive power.

(11) Includes 1,222 shares held under our 401(k) Savings Plan. 13,903 of such shares are held jointly with Mr. Nicholson's wife, and voting and dispositive power over such shares is shared.

(12) Includes 962 shares held under our 401(k) Savings Plan.

                      SHARES OWNED BY "BENEFICIAL HOLDERS"

     This table shows information for each person known by us to beneficially own 5% or more of the outstanding common shares as of April 1, 2003.

NAME AND ADDRESS OF                                                                   PERCENT OF
BENEFICIAL OWNER                                            NUMBER OF SHARES(1)   OUTSTANDING SHARES
-------------------                                         -------------------   ------------------
Citigroup Inc.(2).........................................      18,632,027               14.2
  399 Park Avenue
  New York, New York 10043
FMR Corp.(3)..............................................      18,271,007               13.9
  82 Devonshire Street
  Boston, Massachusetts 02109

---------------

(1) This information is based on information as of December 31, 2002 furnished by each shareholder or contained in filings made by the shareholder with the Securities and Exchange Commission. The person listed has sole voting and dispositive power for its common shares, unless otherwise noted.

(2) Salomon Smith Barney Holdings Inc. ("SSB Holdings") is a beneficial owner of 18,291,100 of such shares. Smith Barney Fund Management LLC ("SB Fund") is a beneficial owner of 8,356,262 of such shares. Salomon Brothers Holding Company Inc. ("Salomon Brothers Holding") is a beneficial owner of 9,879,646 of such shares. Salomon Smith Barney Inc. ("SSB") is a beneficial owner of 9,879,526 of such shares. Salomon Brothers Holding is sole stockholder of SSB. SSB Holdings is sole stockholder of Salomon Brothers Holding and SB Fund. Citigroup is the sole stockholder of SSB Holdings. Voting and dispositive power over all shares is shared.

(3) Fidelity Management & Research Company ("Fidelity"), a wholly owned subsidiary of FMR Corp. ("FMR") and an investment adviser, is the beneficial owner of 17,680,907 shares as a result of acting as investment adviser to various registered investment companies (the "Funds"). Fidelity Management Trust Company ("FMTC"), a wholly owned subsidiary of FMR, is the beneficial owner of 400,923 shares as a result of serving as investment manager of various institutional accounts. Edward C. Johnson 3d, FMR's Chairman and principal stockholder, FMR, through its control of Fidelity, and the Funds each has sole power to dispose of the 17,680,907 shares owned by the Funds, and Mr. Johnson and FMR, through its control of FMTC, each has sole power to dispose of 400,293 shares and sole power to vote or direct the voting of 317,623 shares and no power to vote or direct the voting of 83,300 shares owned by the institutional accounts. The Funds' Board of Trustees has sole power to vote all shares owned by the Funds. Fidelity carries out the voting of the Funds' shares under written guidelines established by the Funds' Board of Trustees. Geode Capital Management, LLC ("Geode"), an investment adviser, beneficially owns 447 shares. Geode is wholly owned by Fidelity Investors III Limited Partnership ("FILP III"), of which Fidelity Investors Management, LLC ("FIML") is the general partner. The managers of Geode, the members of FIML and the limited partners of FILP III are certain shareholders and employees of FMR. Members of the Edward C. Johnson 3d family are the predominant owners of Class B shares of common stock of FMR, representing approximately 49% of the voting power of FMR. Mr. Johnson owns 12.0% and Abigail P. Johnson, Mr. Johnson's wife and a Director of FMR, owns 24.5% of the voting stock of FMR. The Johnson family group and all other Class B shareholders have entered into a shareholders' voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Through their ownership of voting common stock and the shareholders' voting agreement, members of the Johnson family may be deemed, under the

    Investment Company Act of 1940, to form a controlling group with respect to FMR. Fidelity International Limited beneficially owns 188,730 shares and has sole power to vote and to dispose of such shares.

                                 EXECUTIVE OFFICERS

     In addition to Mr. Duroc-Danner, whose biography is shown on page 3, the following persons are our executive officers. None of the executive officers or directors have any family relationships with each other, other than E. Lee Colley III and M. David Colley, who are brothers.

NAME                                   AGE                          POSITION
----                                   ---                          --------
Bernard J. Duroc-Danner..............  49    Chairman of the Board, President and Chief Executive
                                             Officer
E. Lee Colley, III...................  46    Senior Vice President and President -- Artificial Lift
                                             Systems
Stuart E. Ferguson...................  36    Senior Vice President and President -- Completion
                                             Systems
Gary L. Warren.......................  53    Senior Vice President and President -- Drilling &
                                             Intervention Services
Donald R. Galletly...................  51    Senior Vice President -- Corporate Marketing
Burt M. Martin.......................  39    Senior Vice President, General Counsel and Secretary
Jon R. Nicholson.....................  60    Senior Vice President -- Human Resources
Lisa W. Rodriguez....................  42    Senior Vice President and Chief Financial Officer
M. David Colley......................  42    Vice President -- Global Manufacturing and Information
                                               Technology
James N. Parmigiano..................  45    Vice President -- Operational Controller

     E. LEE COLLEY, III was elected Senior Vice President and
President -- Artificial Lift Systems in November 1998. Mr. Colley joined us in March 1996 and has served in several positions including Vice President/General Manager of the Artificial Lift Group. Prior to that time, Mr. Colley worked for over 20 years for another oilfield service company in various manufacturing, sales and marketing managerial positions.

     STUART E. FERGUSON was elected Senior Vice President and
President -- Completion Systems in September 2002. Mr. Ferguson joined the Company in April 2001, and from then until September 2002, he served in several positions, including Director of Reservoir Optimization and Vice President of Intelligent Wells for our Completion Systems Division. From May 2000 until February 2001, Mr. Ferguson was Group Marketing Director of Expro International Group PLC, an oilfield services company. From August 1994 until February 2000, Mr. Ferguson worked for Petroline Wellsystems Ltd., a provider of specialist oilfield products, in various positions, including Technical Services Director. Petroline was acquired by the Company in September 1999.

     GARY L. WARREN was elected Senior Vice President and President -- Drilling and Intervention Services in October 2000. Mr. Warren has been employed by the Company since 1992 and has served in several positions, including Vice President -- Europe, West Africa and CIS. Mr. Warren worked for Petco Fishing and Rental Tool from 1980 to 1992, when it was acquired by Weatherford Enterra.

     DONALD R. GALLETLY was elected Senior Vice President -- Corporate Marketing in June 2002 and served as Senior Vice President -- Communications and Investor Relations from January 2000 to June 2002 and as Vice President -- Communications and Investor Relations from June 1998 to January 2000. Prior to that time, he worked for Dresser Industries, Inc., an oilfield products and services company, as Vice President of Communications and Investor Relations from October 1997 to May 1998 and as Vice President of Investor and Public Relations from February 1993 to October 1997.

     BURT M. MARTIN was elected Senior Vice President, General Counsel and Secretary in April 2002. He joined the Company in June 1998 and served as Associate General Counsel from June 1998 until June 2000 and as Vice-President Law and Secretary from June 2000 until April 2002. From 1993 to 1998, Mr. Martin was an associate attorney with the law firm of Fulbright & Jaworski L.L.P.

     JON R. NICHOLSON was elected Senior Vice President -- Human Resources in January 2000 and served as Vice President -- Human Resources from May 1998 to January 2000. Mr. Nicholson also was in charge of Information Technology from March 2001 to December 2002. Prior to May 1998, Mr. Nicholson worked for Weatherford Enterra as Vice President -- Human Resources from October 1995 to May 1998 and as Director of Human Resources from February 1993 to October 1995.

     LISA W. RODRIGUEZ was elected Senior Vice President and Chief Financial Officer in June 2002. Ms. Rodriguez joined the Company in 1996 and has served in several positions, including Vice President -- Accounting and Finance from February 2001 to June 2002, Vice President -- Accounting from June 2000 to February 2001 and Controller from 1999 to February 2001. Prior to joining the Company, Ms. Rodriguez worked for Landmark Graphics from 1993 to 1996.

     M. DAVID COLLEY joined the Company in 1996 and was elected Vice President -- Global Manufacturing in September 2002 and Vice President -- Global
Manufacturing and Information Technology in December 2002. Prior to joining the Company, Mr. Colley worked for 17 years for another oilfield service company in various positions, with a focus on the supply of oilfield products.

     JAMES N. PARMIGIANO joined the Company in May 1998 and was elected Vice President -- Operational Controller in June 2000. From February 1983 to May 1998, Mr. Parmigiano worked for Dresser Industries, Inc. in various capacities, including Financial Controller of Dresser's Sperry-Sun Drilling Services Division.

                             EXECUTIVE COMPENSATION

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Board of Directors and the Compensation Committee of the Board of Directors are pleased to present this report on the compensation policies for our executive officers for 2002. This report sets forth the major components of executive compensation and the basis by which 2002 compensation determinations were made by the Board of Directors and the Compensation Committee for the executive officers.

COMPENSATION POLICY AND GUIDELINES

     The goal of our compensation policy and practices is to provide a competitive compensation package designed to attract and retain key executive officers and to offer compensation programs that align executive remuneration levels with the interests of shareholders and with the Company's overall performance. Our compensation programs have historically stressed share-based compensation as a means of providing incentives to executive officers to achieve growth in the value of the common shares. With this objective in mind, our executive compensation program has included a combination of reasonable base salaries and various long and short-term incentive programs linked to the Company's financial and share performance. In making compensation decisions, the Compensation Committee's decisions have typically also taken into account the cyclical nature of the industry and the Company's progress toward achieving strategic objectives.

COMPENSATION PROGRAM COMPONENTS

     Our compensation programs are generally administered by or under the direction of the Compensation Committee and are reviewed on an annual basis to ensure that remuneration levels and benefits are competitive and reasonable in light of the Company's overall performance. Our share-based compensation decisions for the executive officers are approved by our full Board of Directors following recommendations by the Compensation Committee.

     The Compensation Committee was charged with reviewing and recommending the specific base and bonus compensation of Mr. Duroc-Danner, our President and Chief Executive Officer. The Board of Directors and Compensation Committee have delegated to Mr. Duroc-Danner, as our Chief Executive Officer, the authority to review and adjust the base and cash bonus compensation for the other executive officers.

     Decisions on stock options and other long-term incentive plans are made by the Board after consideration of the Company's results and discussion with and recommendations from Mr. Duroc-Danner as to the executive officers under his supervision.

     The particular elements of the compensation programs for Mr. Duroc-Danner and other executive officers are explained in more detail below.

     Base Salary -- Base salary levels have primarily been determined based on market factors, including the market for similar executives and the desire by us to recruit and retain key executive officers. Our analysis has also included comparisons with companies in the same industry and of similar size and complexity as the Company, including a number of companies in the Dow Jones U.S. Oil Drilling, Equipment and Services Index in the performance graph set forth herein. Salary levels are based on individual skills and performance and market comparisons. Adjustments made during 2002 to the compensation of various officers were based on various factors, including their individual scope of responsibility, tenure, and overall performance.

     Annual Performance Compensation -- Annual performance compensation has historically been provided to the executive officers in the form of cash bonuses relating to financial and operational achievements. The decision to award an annual bonus is based upon both an objective analysis of our financial performance and a subjective analysis of the executive officer's job performance and the specific accomplishments of the executive officer during the preceding twelve-month period after giving consideration to other compensation received by the officer.

     The granting of bonuses has typically occurred in February or March of each year. Various bonuses were paid to the executive officers in the first quarter of 2002 in recognition of those officers' assistance in achieving the Company's growth in 2001. No bonuses were granted to any of our executive officers in the first quarter of 2003.

     Deferred Compensation Plan -- We maintain an executive deferred compensation plan that provides our key employees with long-term incentive compensation through benefits that are directly linked to future increases in the value of the common shares and that may only be realized upon the employee's retirement, termination or death. Under this plan, eligible employees receive a tax deferred contribution under the plan equal to 7.5% of their annual compensation through a credit to an account that is converted into non-monetary units representing the number of common shares that the contributed funds could purchase in the market at the time of the contribution. In addition, in an effort to provide incentive to the participants to invest in the Company's common shares a portion of the compensation that they would otherwise receive from the Company, the participating employees are offered the opportunity to defer up to 7.5% of their compensation to their account under this plan, in which case we will make a matching contribution equal to the amount of the deferral by the employee. Mr. Duroc-Danner and our other executive officers have all elected to defer 7.5% of their compensation under this plan. This plan provides for a five-year vesting period with respect to the Company's contributions and the ultimate value of benefits under the plan to the participant are wholly dependent upon the price of the common shares at the time the employee retires or dies or his employment terminates. We believe that this plan is an important component of the share-based compensation program and serves the purpose of aligning management's interests with those of the Company's shareholders.

     Stock Option Program -- The use of stock options is considered to be an important incentive to our executive officers for working toward the Company's long-term growth. We believe that options provide our officers with a benefit that will increase only to the extent that the value of the common shares increases. Accordingly, we have from time to time granted to the executive officers options to purchase common shares. The number of shares granted is determined based on the level and contribution of the officer and has generally taken into account share ownership and other options held by the officer. Stock options are generally subject to vesting over a number of years and have exercise prices equal to the market price of the common shares at the date of grant.

     In 2002, options to purchase a total of 75,000 common shares were granted to two of our executive officers in connection with their appointment as officers. These options are subject to three-year cliff-vesting so that an officer will not be entitled to the options if he elects to leave our employment during the three-year period. We believe that this type of vesting provides strong incentives for creating long-term value for the Company.

DISCUSSION OF 2002 COMPENSATION FOR THE PRESIDENT AND CHIEF EXECUTIVE OFFICER

     In establishing the compensation of Mr. Duroc-Danner for 2002, the Compensation Committee determined that it would be appropriate to increase Mr. Duroc-Danner's base compensation from $825,000 to $995,000 and award him a bonus of $1,468,715 in the first quarter of 2002 in recognition of his services to and accomplishments for the Company in 2001. The increase in Mr. Duroc-Danner's base salary was intended to make his compensation more competitive with those of his peers at competing companies, including a number of companies included in the Dow Jones U.S. Oil Drilling, Equipment and Services Index in the performance graph set forth herein. In reviewing Mr. Duroc-Danner's compensation for 2002, the Compensation Committee also sought to reward Mr. Duroc-Danner for his efforts to expand and grow the Company's businesses and his general accomplishments in increasing shareholder value through revenue and income growth. No single factor was considered determinative in this decision.

COMPENSATION DEDUCTION LIMITATIONS

     Section 162(m) of the Internal Revenue Code of 1986, as amended, currently imposes a $1 million limitation on the deductibility of certain compensation paid to five highest paid executives. Excluded from the limitation is compensation that is "performance based". For compensation to be performance based, it must meet certain criteria, including being based on predetermined objective standards approved by the Company's shareholders. We believe that maintaining the discretion to evaluate the performance of our management is an important part of our responsibilities and benefits the Company's shareholders. We intend to take into account the potential application of Section 162(m) on incentive compensation awards and other compensation decisions.

SUMMARY

     We believe that the executive compensation program followed by us in 2002 was consistent with the compensation programs provided by other companies that are comparable in size and complexity to the Company and with which the Company competes, including many of the companies in the Dow Jones U.S. Oil Drilling, Equipment and Services Index. We further believe that the compensation program is necessary to retain the services of officers and employees who are essential to the continued success and development of the Company and to compensate those officers and employees for their efforts and achievements. The Board and Compensation Committee intend to review the compensation policies on an ongoing basis to assure that compensation paid appropriately reflects corporate and individual performance, yielding awards that are reflective of the annual financial and operational results of the Company. Finally, we believe that the deferred compensation plan and stock option program provide significant incentives to our key employees to enhance shareholder value by providing financial opportunities to them that are consistent with and dependent upon the returns that are generated on behalf of the Company's shareholders.

                               Philip Burguieres
                                David J. Butters
                            Bernard J. Duroc-Danner
                               Sheldon B. Lubar*
                              William E. Macaulay
                               Robert B. Millard
                             Robert K. Moses, Jr.*
                                Robert A. Rayne*

* Members of the Compensation Committee

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

COMPENSATION DETERMINATIONS

     The full Board of Directors currently approves all share grants, with Messrs. Duroc-Danner and Burguieres, both employee directors of the Company, abstaining from voting with respect to these matters. Mr. Duroc-Danner does make recommendations to the Compensation Committee and the full Board of Directors for compensation and share grants to our employees.

OTHER AFFILIATIONS

     On September 9, 2002, we acquired the specialty fiber and glass micro-structure of CiDRA Corporation's Industrial Sensing Systems business unit for approximately $2.8 million in cash. Additionally, in November 2001, we acquired the assets of CiDRA Corporation's Optical Sensing Systems business unit. First Reserve Corporation beneficially owns certain convertible preferred securities of CiDRA Corporation, which are convertible into less than 10% of the common stock of CiDRA Corporation, on a fully diluted and converted basis. William E. Macaulay, a member of our Board of Directors, is the Chief Executive Officer of First Reserve Corporation. Mr. Macaulay expressly disclaims beneficial ownership of any shares of securities of CiDRA Corporation beneficially held by First Reserve Corporation. Additionally, Mr. Macaulay did not participate or vote during any meetings of our Board of Directors in which the CiDRA transactions were discussed or approved.

                           SUMMARY COMPENSATION TABLE

     This table shows the total compensation paid for the years ended December 31, 2002, 2001 and 2000, to Mr. Duroc-Danner and our four most highly compensated executive officers during 2002:

                                                                          LONG-TERM
                                                                         COMPENSATION
                                           ANNUAL COMPENSATION              AWARDS
                                    ----------------------------------   ------------
                                                          OTHER ANNUAL      SHARES       ALL OTHER
NAME AND                            SALARY      BONUS     COMPENSATION    UNDERLYING    COMPENSATION
PRINCIPAL POSITION           YEAR   ($)(1)     ($)(1)      ($)(2)(3)       OPTIONS         ($)(4)
------------------           ----   -------   ---------   ------------   ------------   ------------
Bernard J. Duroc-Danner....  2002   979,312          --     367,204             --         14,404
  Chairman of the Board,     2001   781,251   1,468,715     270,985        350,000         16,795
  President and Chief        2000   625,003   1,025,316     150,000        350,000         10,443
  Executive Officer
E. Lee Colley, III.........  2002   336,315          --     105,017             --          5,332
  Senior Vice President and  2001   288,463     363,801      83,109        100,000          3,387
  President -- Artificial
     Lift                    2000   244,237     265,600      59,136        100,000          2,769
  Systems
Donald R. Galletly.........  2002   282,694          --      98,317             --          1,931
  Senior Vice President --   2001   251,262     372,746      64,293        100,000          1,566
  Corporate Marketing        2000   218,750     284,513      27,104        139,013            608
Jon R. Nicholson...........  2002   302,236          --     104,473             --         15,255
  Senior Vice President --   2001   266,262     394,249      68,369        100,000         11,321
  Human Resources            2000   232,500     303,480      30,645        139,013         11,209
Gary L. Warren.............  2002   350,004          --     124,102             --          7,997
  Senior Vice President and  2001   300,000     477,341      83,546        100,000          5,456
  President -- Drilling and  2000   225,000     396,220      27,000        100,000          4,275
  Intervention Services

---------------

(1) Salary and bonus compensation include amounts deferred by each executive officer under our Executive Deferred Compensation Stock Ownership Plan (the "Executive Deferred Plan") described in Note 2 below. The bonus amounts were earned in the year in which they are shown in the table but were paid in the first half of the following year.

(2) Other Annual Compensation includes (i) the vested portion of the amount contributed by us under the Executive Deferred Plan equal to 7.5% of each annual officer's compensation for each year, plus (ii) the vested portion of our matching contribution under the Executive Deferred Plan equal to 100% of the amount deferred by the officer. Each officer can defer up to 7.5% of his total salary and bonus compensation each year. Our contributions vest over a five-year period on the basis of 20% per year for each year of service. Under the Executive Deferred Plan, the compensation deferred by each officer and our contributions are converted into non-monetary units equal to the number of common shares that could have been purchased with the amounts deferred and contributed at a market-based price. Distributions are made under the Executive Deferred Plan after an officer retires, terminates his employment or dies. The value of the distribution under the Executive Deferred Plan is based on the number of vested units in the officer's account multiplied by the market price of the common shares at that time. Distributions under the Executive Deferred Plan are made in common shares. Our obligations with respect to the Executive Deferred Plan are unfunded. However, we have established a grantor trust, which is subject to the claims of our creditors, into which funds are deposited with an independent trustee that purchases common shares for the Executive Deferred Plan. As of December 31, 2002, Messrs. Duroc-Danner, Colley, Galletly, Nicholson and Warren had 44,790, 13,650, 10,937, 11,641 and 11,259 units allocated to their respective accounts, including units purchased with their own deferrals.

(3) Excludes the total amount of all perquisites and other benefits that were less than the lesser of $50,000 or 10% of the total of annual salary and bonus of each executive officer.

(4) Represents matching contributions of $5,374, $3,889, $5,298 and $4,109 made by us in 2002 under our 401(k) Savings Plan for each of Messrs. Duroc-Danner, Colley, Nicholson and Warren respectively, and life insurance premiums of $9,031, $1,443, $1,931, $9,957 and $3,887 paid by us in 2002 for each of Messrs. Duroc-Danner, Colley, Galletly, Nicholson and Warren, respectively.

                      AGGREGATED OPTION EXERCISES IN 2002
                      AND DECEMBER 31, 2002 OPTION VALUES

                                                        NUMBER OF SHARES
                                                     UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                           SHARES                          OPTIONS AT              IN-THE-MONEY OPTIONS AT
                          ACQUIRED                      DECEMBER 31, 2002          DECEMBER 31, 2002($)(1)
                             ON         VALUE      ---------------------------   ---------------------------
NAME                      EXERCISE   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                      --------   -----------   -----------   -------------   -----------   -------------
Bernard J.
  Duroc-Danner..........      --          --         637,827        503,142      17,805,025      5,446,459
E. Lee Colley, III......      --          --         156,054        200,000       4,418,669      1,934,000
Donald R. Galletly......      --          --         117,041        239,013       3,314,016      2,574,593
Jon R. Nicholson........      --          --         122,741        239,013       3,392,750      2,574,593
Gary L. Warren..........      --          --         159,379        200,000       3,583,396      1,934,000

---------------

(1) The value is based on the difference in the closing market price of the common shares on December 31, 2002 ($39.93), and the exercise price of the options. The actual value, if any, of the unexercised options will depend on the market price of the common shares at the time of exercise of the options.

                              EMPLOYMENT CONTRACTS

     We have entered into employment agreements with each of the officers named in the Summary Compensation Table and all other executive officers. The employment agreements with Messrs. Duroc-Danner, E. Lee Colley, Galletly and Nicholson provide for a term of three years and are renewable annually. Under the terms of the employment agreements, if we terminate an executive's employment for any reason other than "cause," if the executive terminates his employment for "good reason" or if the employment is terminated as a result of the executive's death or "disability", as defined in the employment agreements, the executive will be entitled to receive (1) an amount equal to three times the sum of the executive's current base compensation plus the highest bonus paid to the executive during the three years prior to the year of termination, (2) any accrued salary or bonus (pro-rated to the date of termination), (3) an amount payable if all retirement plans were vested, (4) the amount that would have been contributed as our match under the 401(k) Savings Plan and the Executive Deferred Plan for three years and (5) the executive's car allowance for three years. Under the employment agreements, "cause" is defined as the willful and continued failure to perform the executive's job, after written demand is made by the Chief Executive Officer or the Board, or the willful engagement in illegal conduct or gross misconduct. Termination by the executive for "good reason" is generally defined as (1) a material reduction in title and/or responsibilities of the executive, (2) certain relocations of the executive or
(3) any material reduction in the executive's benefits. In addition, under such circumstances, all stock options granted to the executive will automatically vest. All health and medical benefits would also be maintained after termination for a period of three years provided the executive makes his required contribution.

     The employment agreements with Mr. Warren and the other executive officers provide for a term of three years and are renewable annually. Under the terms of the employment agreements, if, in the absence of a change of control of the Company, we terminate the executive's employment for any reason other than "cause," if the executive terminates his or her employment for "good reason" or if the employment is terminated as a result of the executive's death or "disability", as defined in the employment agreements, the executive will be entitled to receive (1) an amount equal to two times the sum of the executive's current base compensation plus the highest bonus paid to the executive during the three years prior to the year of termination, (2) any accrued salary and bonus (pro-rated to the date of termination), (3) the amount that would have been contributed as our match under the 401(k) Savings Plan and the Executive Deferred Plan for the year in which employment was terminated (pro-rated to the date of termination) and (4) an amount equal to two times all fringe benefits. In addition, under such circumstances, all stock options and benefits under the 401(k) Savings Plan and Executive Deferred Plan would automatically vest, and all health and medical benefits would be maintained after termination through the expiration of the then scheduled expiration of the employment term provided the executive makes his required contribution.

     Under the Deficit Reduction Act of 1984, certain severance payments that exceed a certain amount could subject both us and the executive to adverse U.S. federal income tax consequences. Each of the employment agreements provides that we would be required to pay the executive a "gross up payment" to ensure that the executive receives the total benefit intended by his agreement with us.

                          FIVE-YEAR PERFORMANCE GRAPH

     This graph compares the yearly cumulative return on the common shares with the cumulative return on the Dow Jones U.S. Oil Drilling, Equipment and Services Index and the Dow Jones U.S. Total Market Index for the last five years. The graph assumes the value of the investment in the Company's common shares and each index was $100 on December 31, 1997, and that all dividends are reinvested, including the Company's April 2000 distribution to its shareholders of its Drilling Products Division through a special stock dividend in shares of Grant Prideco, Inc. For purposes of this graph, this dividend is treated as a non-taxable cash dividend that was reinvested in additional Weatherford common shares.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

                              (PERFORMANCE GRAPH)

--------------------------------------------------------------------------------------
                       12/31/97   12/31/98   12/31/99   12/31/00   12/31/01   12/31/02
--------------------------------------------------------------------------------------
 Weatherford
 International......     100         37         77        137        108        116
 Dow Jones U.S. Oil
 Drilling, Equipment
 and Services
 Index(1)...........     100         48         74        109         75         69
 Dow Jones U.S.
 Total Market
 Index..............     100        125        153        139        122         95

(1) In connection with a restructuring of the Dow Jones U.S. Oilfield Equipment and Services Index, Dow Jones renamed it the Dow Jones U.S. Oil Drilling, Equipment and Services Index.

                               OTHER INFORMATION

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     All of our executive officers and directors are required to file initial reports of share ownership and reports of changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange pursuant to
Section 16(a) of the Securities Exchange Act of 1934.

     We have reviewed these reports, including any amendments, and written representations from the current executive officers and directors of the Company. Based on this review, we believe that, except as set forth below, all filing requirements were met for the executive officers subject to Section 16(a) and our directors during 2002. Mr. Lubar inadvertently omitted one transaction on his Form 4 for June 2002. This transaction was reported on an amended Form 5 filed on March 20, 2003.

PROPOSALS BY SHAREHOLDERS

     Shareholder proposals to be included in the proxy materials for our Annual General Meeting to be held in 2004 must be received by us by December 4, 2003, and must otherwise comply with the rules promulgated by the Securities and Exchange Commission to be considered for inclusion in our proxy statement for that year.

     The Company's Bye-laws set forth procedures to be followed by shareholders who wish to nominate candidates for election to the Board of Directors or bring other business before an annual or special general meeting of shareholders. If a shareholder desires to nominate candidates for the election to the Board of Directors or bring other business before the 2004 Annual General Meeting, we must receive notice from the shareholder not less than 60 days nor more than 90 days prior to May 8, 2004. However, if our 2004 Annual General Meeting is called for a date that is not within 60 days before or after May 8, 2004, we must receive such notice not later than the 7th day following the day on which notice of the date of the 2004 Annual General Meeting was mailed or public disclosure of the date of the 2004 Annual General Meeting was made, whichever occurs first. Any such notice from a shareholder also must contain the information specified in our Bye-laws, including, in the case of a nomination, certain background information, and in the case of other business, a description of such business and reasons for conducting such business before the Annual General Meeting. Additionally, under Bermuda law, shareholders holding not less than 5% of the total voting rights or 100 or more record shareholders together may require a proposal to be submitted at an Annual General Meeting. Generally, notice of such a proposal must be received by us not less than six weeks before the date of the meeting and must otherwise comply with the requirements of Bermuda law. These requirements are separate from and in addition to the other requirements a shareholder must meet to have a proposal included in our proxy materials.

     Any shareholder proposal, whether or not to be included in our proxy materials, must be sent to our Secretary at 515 Post Oak Boulevard, Suite 600, Houston, Texas 77027.

OTHER BUSINESS

     We know of no other business that will be brought before the Annual General Meeting. Under the Company's Bye-laws, shareholders may only bring business before the Annual General Meeting if it is submitted to our secretary within the time limits described above in the section entitled "Proposals by Shareholders". If any other matters are properly presented, the persons named on the enclosed proxy card will vote the shares represented by proxies as they deem advisable.

ADDITIONAL INFORMATION AVAILABLE

     We have filed an Annual Report on Form 10-K for 2002 with the Securities and Exchange Commission. A complete copy of our Annual Report on Form 10-K is available on our website at www.weatherford.com. We also will provide to any shareholder without charge upon written request a copy of our Annual Report on Form 10-K. Copies of any exhibits to our Annual Report on Form 10-K also are available upon written request subject to a charge for copying and mailing. If you wish to obtain a paper copy of our Annual Report on Form 10-K or have any other questions about us, please contact our Investor Relations Department in writing (515 Post Oak Blvd., Suite 600, Houston, Texas 77027), by telephone ((713) 693-4000) or visit our website.

                                            By Order of the Board of Directors

                                            /s/ Burt M. Martin

                                            Burt M. Martin
                                            Secretary

Houston, Texas
April 2, 2003

                                                                      APPENDIX A

                         WEATHERFORD INTERNATIONAL LTD.
            CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

AUDIT COMMITTEE PURPOSE:

     The Audit Committee (the "Committee") of the Board of Directors (the "Board") of Weatherford International Ltd. (the "Company"), has been established by the Board. The Committee's primary purposes are to:

     - Monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.

     - Monitor the independence and performance of the Company's independent auditors and internal auditing department.

     - Provide an open avenue of communication among the independent auditors, management, the internal auditing department and the Board.

     The Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the Company. The Committee has the ability to retain, at the Company's expense, such special legal, accounting or other consultants or experts as it deems necessary in the performance of its duties. The independent auditors of the Company shall be ultimately accountable to the Committee and the Board.

AUDIT COMMITTEE COMPOSITION AND MEETINGS:

     The Committee shall consist of at least three directors, as determined by the Board. Committee members shall meet the requirements established by the New York Stock Exchange. The Committee shall be composed of directors who are independent of the Company's management and free of any relationship that, in the opinion of the Board, would interfere with their exercise of independent judgment as a Committee member. Each Committee member must be financially literate, and at least one member must have accounting or related financial management expertise. The qualifications of financial literacy and expertise shall be determined and confirmed by the Board.

     Committee members shall be appointed by the Board. If a Committee Chair is not designated or present at any meeting of the Committee, the members of the Committee may designate a Chair by majority vote of the Committee members.

     The Committee shall meet at least two times annually, or more frequently as circumstances require.

AUDIT COMMITTEE RESPONSIBILITIES:

     In carrying out its responsibilities, the Committee believes its policies and procedures should remain flexible in order to effectively react to changing conditions and to ensure to the Board and the stockholders that the corporate accounting and reporting practices of the Company are in accordance with all requirements and are of the highest quality.

     The Committee shall:

     1. Review and update this Charter annually and submit this Charter to the Board for approval upon its initial adoption and upon adoption of any amendments hereto.

     2. Recommend to the Board the selection, evaluation and, when appropriate, replacement of the independent auditors.

     3. Ensure that the independent auditors submit on a periodic basis to the Committee a formal written statement delineating all relationships between the auditors and the Company, actively engage in a dialogue with the independent auditors with respect to any relationships disclosed in the report that may impact the objectivity and independence of the independent auditors, and recommend that the Board take appropriate action in response to the independent auditors' report to satisfy itself of the independence of the auditors.

     4. Provide in the Company's annual proxy statement a report of the Committee's findings that result from its financial reporting oversight responsibilities.

     5. Conduct discussions and consultations with the independent auditors on an annual basis, or more frequently as the Committee deems appropriate.

     6. Perform any other activities consistent with this Charter, the Company's by-laws and governing law, as the Committee or the Board deems appropriate.

                                                                      APPENDIX B

                         WEATHERFORD INTERNATIONAL LTD.
           CHARTER OF THE CORPORATE GOVERNANCE & NOMINATING COMMITTEE
                           OF THE BOARD OF DIRECTORS

PURPOSE

     The goal of the Corporate Governance & Nominating Committee is to take the leadership role in shaping the corporate governance and business standards of the Board and the Company. In furtherance of this goal, the Corporate Governance & Nominating Committee is appointed by the Board to: (1) assist the Board by identifying individuals qualified to become Board members; (2) recommend to the Board the director nominees for the next annual meeting of the shareholders; (3) develop and recommend to the Board the Corporate Governance Guidelines for the Company; (4) oversee the Board in its annual review of the Board's and management's performance; and (5) recommend to the Board director nominees for each committee.

COMMITTEE MEMBERSHIP

     The Corporate Governance & Nominating Committee shall consist of no fewer than three members. The members of the Corporate Governance & Nominating Committee shall meet the independence requirements of the New York Stock Exchange. The members of the Corporate Governance & Nominating Committee shall be appointed and replaced by the Board.

COMMITTEE RESPONSIBILITIES

     The Corporate Governance & Nominating Committee shall have the following responsibilities:

     1. Establish the criteria for selecting new directors.

     2. Identify individuals qualified to become Board members.

     3. Select or recommend to the Board the director nominees on an annual basis.

     4. Recommend to the Board the number and term of members of the Board.

     5. Recommend the members for each of the committees of the Board.

     6. Recommend the number and term of members for each committee of the Board.

     7. Monitor and recommend the functions of the committees of the Board.

     8. Develop and recommend to the Board the corporate governance principles for the Company.

     9. Periodically review and revise the corporate governance principles of the Company.

     10. Recommend matters for consideration by the Board at its meetings.

     11. Make regular reports to the Board.

     12. Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

     13. Oversee and review the annual evaluation of the Board and the management of the Company.

     14. Evaluate and review with the Board the annual performance of the Board committees, including the performance of the Corporate Governance & Nominating Committee.

COMMITTEE AUTHORITY

     The Corporate Governance & Nominating Committee is authorized as follows:

     1. Retain and terminate any search firm to be used to identify director candidates and approve the search firm's fees and other retention terms.

     2. Obtain advice and assistance from internal or external legal, accounting or other advisors.

     3. Form and delegate authority to subcommittees when appropriate.

(Weatherford Logo)

                         WEATHERFORD INTERNATIONAL LTD.

             NOTICE OF 2003 ANNUAL GENERAL MEETING OF SHAREHOLDERS

                              AND PROXY STATEMENT

                                  MAY 8, 2003

                            9:00 A.M. (HOUSTON TIME)

                              THE ST. REGIS HOTEL
                              1919 BRIAR OAKS LANE
                              HOUSTON, TEXAS 77027

================================================================================

                         WEATHERFORD INTERNATIONAL LTD.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned shareholder of Weatherford International Ltd. ("Weatherford") hereby appoints Burt M. Martin, or, failing him, Bernard J. Duroc-Danner, as proxy, each with full power of substitution, for the undersigned to vote the number of common shares of Weatherford that the undersigned would be entitled to vote if personally present at the Annual General Meeting of Shareholders of Weatherford to be held on May 8, 2003, at 9:00 a.m., Houston time, at The St. Regis Hotel, 1919 Briar Oaks Lane, Houston, Texas, and at any adjournment or postponement thereof, on the following matters that are more particularly described in the Proxy Statement dated April 2, 2003:

                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

================================================================================

================================================================================

                    ANNUAL GENERAL MEETING OF SHAREHOLDERS OF

                         WEATHERFORD INTERNATIONAL LTD.

                                   MAY 8, 2003

                            PROXY VOTING INSTRUCTIONS


MAIL
DATE, SIGN AND MAIL YOUR PROXY CARD TO AMERICAN STOCK TRANSFER & TRUST COMPANY, 59 MAIDEN LANE, PLAZA LEVEL, NEW YORK, NY 10273-0923, IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE.

                                    -- OR --

TELEPHONE
CALL TOLL-FREE 1-800-PROXIES FROM ANY TOUCH-TONE TELEPHONE AND FOLLOW THE INSTRUCTIONS. HAVE YOUR CONTROL NUMBER AND PROXY CARD AVAILABLE WHEN YOU CALL.

                                    -- OR --

INTERNET
ACCESS "WWW.VOTEPROXY.COM" AND FOLLOW THE ON-SCREEN INSTRUCTIONS. HAVE YOUR CONTROL NUMBER AVAILABLE WHEN YOU ACCESS THE WEB PAGE.

COMPANY NUMBER ______________

ACCOUNT NUMBER ______________

CONTROL NUMBER ______________



         Please detach and mail in the envelope provided if you are not voting via telephone or the Internet.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE
               EIGHT NOMINEES FOR DIRECTOR AND "FOR" PROPOSAL 2.
        PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
          PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [X}

(1) Election of the following Nominees as Directors, as set forth in the Proxy
    Statement:

    NOMINEES

    o Phillip Burguieres
    o David J. Butlers
    o Bernard J. Duroc-Danner
    o Sheldon B. Lubar
    o William E. Macaulay
    o Robert B. Millard
    o Robert K. Moses, Jr.
    o Robert A. Rayne

             FOR             WITHHOLD AUTHORITY FOR    FOR All except
             All Nominees    All Nominees              (See instruction below)

             [ ]             [ ]                       [ ]

    INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark "FOR All EXCEPT" and fill in the circle next to each nominee with respect to whom you wish to withhold authority, as shown here:

    ----------------------------------------------------------------------------

    To change the address on your account, please check the box at right   [ ]
    and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

(2) Appointment of Ernst & Young LLP as independent auditors for the year ending December 31, 2003, and authorization of the Audit Committee of the Board of Directors to set Ernst & Young LLP's remuneration.

             FOR                AGAINST                ABSTAIN

             [ ]                  [ ]                    [ ]


(3) To consider and vote upon any other matter which may properly come before the meeting or any adjournment(s) or postponement(s) thereof in the proxy's discretion.


This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ALL OF THE NOMINEES FOR DIRECTOR LISTED AT LEFT UNDER PROPOSAL 1 AND "FOR" PROPOSAL 2.

Receipt of the Proxy Statement dated April 2, 2003, and the Annual Report of Weatherford for the year ended December 31, 2002, is hereby acknowledged.

--------------------------------------------------------------------------------



                                  -------------------------------------------
                                  Signature of Shareholder

                                  Date:
                                       --------------------------------------


                                  -------------------------------------------
                                  Signature of Shareholder

                                  Date:
                                       --------------------------------------



Note: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.